Exhibit 99.1

American Metal & Technology, Inc. Taking Action to Address Trading

Friday June 15, 4:27 pm ET

LOS ANGELES, CA--(MARKET WIRE)--Jun 15, 2007 -- It has come to the attention of American Metal & Technology, Inc. (the "Company") (OTC BB:AMMY.OB - News), formerly known as Murray United Development Corp., that some, but not all, shareholders attempting to trade shares of the Company's common stock via the Depository Trust Corporation ("DTC") are unable to do so. This difficulty may be due to the change of the Company's name and symbol which became effective on June 11, 2007 for trading purposes. The Company is working through its stock transfer company, American Stock Transfer & Trust Co., Inc., to investigate the source of this issue and to resolve it as soon as possible.

About American Metal & Technology, Inc.

American Metal & Technology, Inc., through its wholly owned subsidiary American Metal Technology Group ("AMTG"), a Nevada Corporation, and through AMTG's subsidiaries, Beijing Tong Yuan Heng Feng Technology Co., Ltd. ("BJTY") and American Metal Technology (Lang Fang) Co., Ltd. ("AMLF"), is a leading manufacturer of high precision casting and machined products in the People's Republic of China ("China"). The subsidiaries operate in a 53,819 square foot manufacturing plant with monthly output capacity of 1,000,000 parts. In 2006, AMTG expanded into the design and manufacture of electric circuit boards for home appliances and motion controllers and was able to achieve profitability in its first year of operation by providing controller solutions to top brand appliances manufacturers in China.

Safe Harbor Statement

Certain of the statements made in the press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the use of forward-looking terminology such as "believe," "expect," "may," "will," "should," "project," "plan," "seek," "intend," or "anticipate" or the negative thereof or comparable terminology. Such statements typically involve risks and uncertainties and may include financial projections or information regarding our future plans, objectives or performance. Actual results could differ materially from the expectations reflected in such forward-looking statements as a result of a variety of factors, including the risks associated with the effect of changing economic conditions in The People's Republic of China, variations in cash flow, reliance on collaborative retail partners and on new product development, variations in new product development, risks associated with rapid technological change, and the potential of introduced or undetected flaws and defects in products, and other risk factors detailed in reports filed with the Securities and Exchange Commission from time to time.

Contact:

American Metal & Technology, Inc.
633 W. 5th Street, Suite 2641,
Los Angeles, CA 90071
Tel: 213-223-2339

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Angela Junell
214-461-3411
 ajunell@MN1.com